AZZ Inc. Reports Record Financial Results for
Fiscal Year 2016

Full Year Fiscal 2016 EPS of $2.96 on a Reported Basis, or $3.08 on an Adjusted Basis

Annual Revenues of $903.2 million, up $86.5 million or 10.6% over Fiscal 2015

Annual Cash Flow from Operations up $25.4 million or 21.5% Compared to Prior Year

Company Announces Fiscal Year 2017 Revenue and Earnings Guidance Range

April 21, 2016 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three and twelve-month periods ended February 29, 2016.

Fourth Quarter and Fiscal Year Results

Revenues for the fourth quarter were $217.6 million compared to $182.3 million for the same quarter last year, an increase of 19.4 percent. Net income for the fourth quarter was $16.1 million, or $0.62 per diluted share, compared to net income of $16.3 million, or $0.63 per diluted share, for last year’s fourth fiscal quarter.

For the twelve-month period, the Company reported revenues of $903.2 million compared to $816.7 million for the comparable period last year, an increase of 10.6 percent. Net income for the twelve months was $76.8 million, or $2.96 per diluted share, compared to $64.9 million, or $2.52 per diluted share in the comparable period of last year.

Earnings for the full year of fiscal 2016 were negatively impacted by $0.12 per share from the costs related to attorney fees and the fourth quarter resolution of a commercial lawsuit, and charges taken in the fourth quarter related to rectifying incorrect matching payments made to the employee benefit plans of certain employees in prior years. Earnings for the fourth quarter of Fiscal 2016 were impacted by $0.10 per share from the issues described above. Details are covered in the Non-GAAP Disclosure Table.

Bookings for fiscal 2016 were $905.1 million, compared to $824.3 million for the prior year, an increase of 9.8 percent. Backlog at the end of the 2016 fiscal year was $334.5 million compared to backlog at the end of the prior year of $332.6 million. Incoming orders for the year were $905.1 million while revenues for the year totaled $903.2 million, resulting in a book to bill ratio of 100 percent. Of the backlog of $334.5 million, 31.8 percent is expected to be delivered outside of the U.S.

Energy Segment

Revenues for the Energy Segment for the fourth quarter of fiscal 2016 were $117.0 million as compared to
$97.2 million for the same quarter last year, growing by 20.4 percent. Operating income for the segment increased 29.2 percent to $12.7 million compared to $9.8 million in the same period last year. Operating margins for the fourth quarter were 10.8 percent for the quarter as compared to 10.1 percent in the prior year period. For full year fiscal 2016, revenues increased 9.3 percent to $500.8 million and operating income increased 51.1 percent to $58.5 million compared to $458.3 million and $38.7 million respectively, in the prior year period. Operating margins for the 2016 fiscal year were 11.7 percent as compared to 8.4 percent in the prior fiscal year, as a result of increased net sales, improved pricing, and better operational execution overall.

Galvanizing Segment

Revenues for the Company’s Galvanizing Segment for the fourth quarter of fiscal 2016 were $100.6 million, compared to the $85.1 million in the same period last year, an increase of 18.2 percent. Operating income was $23.1 million as compared to $20.3 million in the prior period, an increase of 13.5 percent. Operating margins for the fourth quarter were 22.9 percent, compared to 23.9 percent in the same period last year and up sequentially from the third quarter of fiscal 2016 margins of 22.8%. For full year fiscal 2016, revenues increased 12.3 percent to $402.4 million and operating income increased 7.0 percent to $94.8 million compared to $358.3 million and $88.6 million respectively, for the prior fiscal year. Operating margins for the 2016 fiscal year were 23.6 percent compared to 24.7 percent in the prior fiscal year.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “I am pleased with the financial performance achieved during the quarter and the full fiscal year. Our performance for the year resulted in record annual revenues, higher consolidated margins and strong cash flow, despite mixed conditions in our markets during the year. Fiscal Year 2016 was AZZ’s 29th consecutive year of profitability, a testament to all the employees of AZZ.”

Mr. Ferguson, continued, “As I noted on the third quarter earnings call, we saw improving operational performance and efficiencies in the Energy segment, as well as better deployment of technology, and good performance from our sales team, all driving growth in revenue and margins. In Galvanizing, we continue to see growth from acquisitions as well as from continuing innovations to our current customer-centered offerings. Although we continue to see a slight negative impact on a couple of our businesses due to lower oil prices and reduced rig count, we see a number of opportunities for growth in many of our served markets, especially in domestic utilities, and bridge and highway. I am also happy to report that the recently acquired PEI (Power Equipment Inc.) and Alpha Galvanizing are both off to a good start, and that our U.S. Galvanizing plants acquired earlier in the year tracked nicely during the fourth quarter toward reaching expected margins during fiscal 2017. We remain focused on leveraging our sales teams across our Energy businesses in North America; aggressively expanding internationally; driving operational excellence and growing our Galvanizing business, both organically and with targeted acquisitions.”

Mr. Ferguson, continued, “The continued success of AZZ is due to the hard work, dedication, and the operational excellence displayed by our employees every day. I greatly appreciate their ongoing efforts.  The Energy leadership team has made significant progress in accomplishing a number of strategic initiatives, which bolsters our confidence for continued growth in the coming years. The Galvanizing leadership team continues to excel and demonstrates both discipline and focus on providing our customers with industry leading service and support. We have a solid and balanced portfolio of products and innovative technologies; a respected position within our core markets; and loyal customers due to our commitment to superior service and quality products.”

Announces Fiscal Year 2017 Guidance

Mr. Ferguson, concluded, “ I am confident that fiscal 2017 will be a solid year and we are issuing management’s guidance for fiscal 2017 EPS in the range of $3.15 to $3.45 per diluted share and revenues to be in the range of $930 million to $970 million. Our guidance reflects our estimates given the current challenging global market conditions, quarterly seasonality, our expected increase in realized tax rates, and our plans for organic growth through product innovation, and growth provided by our recently acquired businesses” said Mr. Ferguson.

Conference Call

AZZ Inc. will conduct a conference call to review the financial results for the fourth quarter and fiscal year 2016 at 11:00 A.M. ET on Thursday, April 21, 2016. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10083713, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
	(unaudited)	(unaudited)

Net Sales	$217,611	$182,311	$903,192	$816,687
Costs of Sales	162,757	134,879	673,081	610,991
Gross Margin	54,854	47,432	230,111	205,696

Selling, General and Administrative	28,278	24,339	107,823	98,871
Operating Income	26,576	23,093	122,288	106,825

Interest Expense	3,543	4,030	15,155	16,561
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	138	(1,330)	(327)	(2,525)
Other (Income) expense, net	2,264	1,350	3,092	2,659
Income before income taxes	20,631	19,043	104,368	90,130
Income Tax Expense	4,555	2,759	27,578	25,187
Net Income	$16,076	$16,284	$76,790	$64,943
Net Income Per Share
Basic	$0.62	$0.63	$2.98	$2.53
Diluted	$0.62	$0.63	$2.96	$2.52
Diluted average shares outstanding	25,988	25,794	25,937	25,778

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
	(unaudited)	(unaudited)

Net Sales:
Energy	$117,043	$97,206	$500,830	$458,339
Galvanizing	100,568	85,105	402,362	358,348
	$217,611	$182,311	$903,192	$816,687

Segment Operating Income (Loss) :
Energy	$12,664	$9,805	$58,471	$38,703
Galvanizing	23,077	20,337	94,766	88,562
Corporate	(9,165)	(7,049)	(30,949)	(20,440)
Total Segment Operating Income	$26,576	$23,093	$122,288	$106,825

Condensed Consolidated Balance Sheet
(in thousands)

	February 29, 2016	February 28, 2015

Assets:
Current Assets	$309,334	$298,634
Net Property, Plant and Equipment	226,333	196,583
Other Assets, Net	447,704	441,697
Total Assets	$983,371	$936,914

Liabilities and Shareholders’ Equity:
Current Liabilities	$148,405	$149,142
Long Term Debt Due After One Year	303,790	315,982
Other Liabilities	49,960	51,738
Shareholders’ Equity	481,216	420,052
Total Liabilities and Shareholders’ Equity	$983,371	$936,914

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	February 29, 2016	February 28, 2015

Net cash provided by operating activities	$143,589	$118,157
Net cash used in investing activities	(99,308)	(39,565)
Net cash used in financing activities	(25,323)	(82,414)
Effect of exchange rate changes on cash	(1,294)	(1,216)
Net increase (decrease) in cash and cash equivalents	$17,664	$(5,038)
Cash and cash equivalents at beginning of period	22,527	27,565
Cash and cash equivalents at end of period	$40,191	$22,527

Non-GAAP Disclosure
Adjusted Earnings Per Share

Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, AZZ has provided adjusted earnings per share, which is a non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency comparison of operating results across reporting periods.

The following table provides a reconciliation for the three and twelve-month periods ended February 29, 2016 between adjusted earnings per diluted share and earnings per diluted share calculated in accordance with GAAP which is shown net of tax:

	Three Months Ended	Twelve Months Ended
	February 29, 2016
	(in thousands, except per share data)

Diluted Earnings Per Share (GAAP)	$0.62	$2.96

Adjustments (Net of Tax):
Commercial Lawsuit - Remove costs incurred related to defending and resolving a commercial lawsuit	0.08	0.10
401K Matching - Remove costs incurred to rectify 401K matching error in prior years	0.02	0.02
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.72	$3.08

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